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                                  EXHIBIT 3.1

                           ARTICLES OF INCORPORATION

                                       OF

                           PENN MAR BANCSHARES, INC.

          FIRST: The undersigned, Eric E. Glass, whose post office address is
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5130 Allendale Lane, Taneytown, Maryland 21787, being at least eighteen (18)
years of age, does hereby form a corporation under and by virtue of the general laws of the State of Maryland.

          SECOND:  The name of the corporation (the "Corporation") is:
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                           PENN MAR BANCSHARES, INC.

          THIRD:  The purposes for which Corporation is formed are as follows:
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          1.  To own and hold the stock of financial institutions and otherwise operate as a financial institution holding company and to carry on any and all business activities permitted by law; and

          2. To do anything permitted by Section 2-103 of the Maryland General Corporation Law, as amended from time to time (the "MGCL").

          FOURTH:  The post office address of the principal office of the
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Corporation in this State is 5130 Allendale Lane, Taneytown, Maryland 21787. The
name and post office address of the resident agent of the Corporation in this State are Eric E. Glass, 5130 Allendale Lane, Taneytown, Maryland 21787. The resident agent is an individual actually residing in this State.

          FIFTH: The total authorized capital stock of the Corporation is Ten
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Million (10,000,000) shares, consisting of Nine Million (9,000,000) shares of common stock, with a par value of $0.01 per share, and One Million (1,000,000) shares of preferred stock, with a par value of $0.01 per share. The aggregate par value of all authorized shares is $100,000.

          The designations and the preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends, qualifications, and terms and conditions of redemption of the shares of each class of capital stock are as follows:

               (a)  Common Stock. Subject to all of the rights of holders of any
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preferred stock established pursuant to paragraph (b) of this Article FIFTH, each share of common stock shall possess all such rights and privileges as are afforded to capital stock by applicable law in the absence of any express grant of rights or privileges in the Corporation's Charter, including, but not limited to, the following rights and privileges:
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                    (i)   dividends may be declared and paid or set apart for
payment upon the common stock out of any assets or funds of the Corporation legally available for the payment of dividends;

                    (ii) the holders of common stock shall have the right to vote on all matters requiring stockholder action, each share being entitled to one vote; and

                    (iii) upon the voluntary or involuntary liquidation, dissolution or winding up of the Corporation, the net assets of the Corporation shall be distributed pro rata to the holders of the common stock in accordance with their respective rights and interests.

               (b)  Preferred Stock.  The preferred stock may be issued from
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time to time by the Board of Directors as shares of one or more series. The description of shares of each series of such preferred stock, including the designation, preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends or terms or conditions of redemption shall be as set forth in resolutions adopted by the Board of Directors and in Articles Supplementary filed as required by law from time to time prior to the issuance of any shares of such series.

     SIXTH:    (a)  At such time as the Corporation has stock outstanding, the
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Corporation shall have three  (3) directors, which number may be increased or decreased pursuant to the Bylaws of the Corporation, but shall never be less than three (3), unless the number of stockholders is less than three (3), in which case the number of directors shall not be less than the number of stockholders. The name of the director who shall act until his successors are duly elected and qualify is Eric E. Glass.

               (b) At the first annual meeting of the stockholders, the directors shall be divided into three classes, Class A, Class B and Class C, the number of directors in each class to be as nearly equal in number as possible. Each director shall serve for a term ending on the date of the third annual meeting following the annual meeting at which such director was elected; provided, however, that the Class A Directors first chosen shall hold office until the first annual meeting following their election or appointment, the Class B Directors first chosen shall hold office until the second annual meeting following their election or appointment, and the Class C Directors first chosen shall hold office until the third annual meeting following their election or appointment. Each director elected shall hold office until his successor shall be duly elected and shall qualify.

               (c) Notwithstanding any provision to the contrary contained in the MGCL, a director may only be removed from office upon the affirmative vote of eighty percent (80%) of all of the votes entitled to be cast on the matter, at any meeting of the stockholders called for the purpose.

               (d) This Article SIXTH may not be amended except by the affirmative vote, cast in person or by proxy, of the holders of record of eighty percent (80%) of the shares of the capital stock of the Corporation entitled to vote thereon.

     SEVENTH:  (a)  The Corporation shall indemnify and advance expenses to
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its directors as and to the fullest extent permitted by the MGCL.

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          (b)  The Corporation shall indemnify and advance expenses to its officers and former officers to the same extent that it shall indemnify and advance expenses to its directors.

          (c) No amendment to the Charter of the Corporation or repeal of any of its provisions shall limit or eliminate the protection afforded by this Article SEVENTH to a director or officer or former officer with respect to any act or omission that occurred prior to such amendment or repeal.

          (d) For purposes of this Article SEVENTH, the word "director" shall have the meaning ascribed to that word by Section 2-418 of the MGCL.

     EIGHTH:  The following provisions are hereby adopted for the purpose
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of defining, limiting and regulating the powers of the Corporation and of the directors and stockholders:

          (a) The Corporation reserves the right to adopt from time to time any amendment to its Charter, as now or thereafter authorized by law, including any amendment that alters the contract rights, as expressly set forth in the Charter, of any outstanding stock.

          (b) The Board of Directors of the Corporation is hereby empowered to authorize the issuance from time to time of shares of its stock of any class or series, whether now or hereafter authorized, or securities convertible into shares of its stock of any class or classes or series, whether now of hereafter authorized, for such consideration as the Board of Directors deems advisable; and the Board of Directors may classify or reclassify any unissued shares or securities by fixing or altering in any one or more respects, from time to time before issuance of such shares or securities, the preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends, qualifications, or terms or conditions of redemption, of such shares or securities.

The enumeration and definition of a particular power of the Board of Directors included in this Article shall in no way be limited or restricted by reference to or inference from the terms of any other clause of this or any other Article of the Charter of the Corporation, or construed as or deemed by inference or otherwise in any manner to exclude or limit any powers conferred upon the Board of Directors under the General Laws of the State of Maryland now or hereafter in force.

     NINTH:    (a)  No proposed transaction resulting in a Business
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Combination (hereinafter defined) shall be valid unless approved by the affirmative vote, cast in person or by proxy, of the holders of record of eighty percent (80%) of the shares of the capital stock of the Corporation entitled to vote thereon.

               (b) This Article NINTH may not be amended except by the affirmative vote, cast in person or by proxy, of the holders of record of eighty percent (80%) of the shares of the capital stock of the Corporation entitled to vote thereon.

               (c) "Business Combination" as used herein shall mean the following proposed transactions:

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               (i)   the merger or consolidation of the Corporation or any
subsidiary of the Corporation;

               (ii) the sale, exchange, transfer or other disposition (in one or a series of transactions) of substantially all of the assets of the Corporation or any subsidiary of the Corporation; or

               (iii) any offer for the exchange of securities of another entity for the securities of the Corporation.

      TENTH:  To the fullest extent permitted by Maryland law, as amended or
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interpreted from time to time, no director or officer or former director or officer of the Corporation shall be personally liable to the Corporation or its stockholders for money damages. No amendment to the Charter of the Corporation or repeal of any of its provisions shall limit or eliminate the benefits provided by this Article TENTH to the directors or former directors or officers or former officers with respect to any act or omission that occurred prior to such amendment or repeal.

     IN WITNESS WHEREOF, I do hereby acknowledge these Articles of Incorporation to be my act this 30/th/ day of September, 1999.



                                        /s/ Eric E. Glass                 (SEAL)
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                                        Eric E. Glass

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